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                                                                    EXHIBIT 5(A)




                           [MCAFEE & TAFT LETTERHEAD]




                                October 15, 2001




Seven Seas Petroleum Inc.
5555 San Felipe, Suite 1700
Houston, Texas  77056

Gentlemen:

                  Reference is made to your Registration Statement No. 333-67874 (the "Registration Statement") on Form S-2 filed with the Securities and Exchange Commission with respect to $22,500,000 aggregate principal amount of 12% Series A Senior Secured Notes due 2004 (the "Notes"), warrants to purchase 12,619,500 of your ordinary shares ("Warrants"), and subscription rights to purchase the Notes and Warrants ("Rights"). The Rights will be issued to the shareholders of Seven Seas on a pro rata basis without consideration, and the holders will have the right to purchase Notes and Warrants. The Notes will be issued under an indenture (the "Indenture") dated as of July 23, 2001, as amended as of September 30, 2001, between Seven Seas and U.S. Trust Company of Texas, N.A. as Trustee. The Warrants will be issued pursuant to a Master Warrant Agreement between Seven Seas and U.S. Trust Company of Texas, N.A. (the "Master Warrant").

                  We have examined your corporate records and made such other legal and factual examinations and inquiries, including an examination of originals or copies identified to our satisfaction of such other documents and instruments, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transactions only of the internal laws of the State of Oklahoma, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies. Walkers, attorneys-at-law, has separately provided to you an opinion with respect to the due incorporation, valid existence and good standing of the Company, the authorization of the Notes, Indenture, Warrants and Rights, and enforceability of the Warrants. With your permission and the permission of Walker, we have assumed that such opinion is correct and relied thereon in rendering our opinion.



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                  Based upon the foregoing, we are of the opinion that:

                  1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

                  2. The Indenture has been duly authorized, executed and delivered by the Company.

                  3. The Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  4. The Warrants have been duly authorized by all necessary corporate action of the Company, and when executed and delivered by or on behalf of the Company against payment therefor will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  5. Upon distribution of the Rights pursuant to the rights offering, as described in the Registration Statement and the prospectus constituting a part of the Registration Statement (the "Prospectus"), the Rights will be duly authorized and validly issued.

                  The opinion rendered in paragraphs 3 and 4 relating to the enforceability of the Notes and Warrants are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

                  We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company under the Indenture or the Master Warrant may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the Master Warrant, and (c) has duly authorized, executed and delivered the Indenture and the Master Warrant; (ii) the Indenture and








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the Master Warrant constitute the legally valid and binding obligations of the
Trustee, enforceable against the Trustee in accordance with their respective terms; and (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture and warrant agent under the Master Warrant, with all applicable laws and regulations.

                  We hereby consent to the inclusion of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus.

                                  Very truly yours,

                                  /s/ McAfee & Taft


                                  McAfee & Taft A Professional Corporation